Exhibit 10.41

[INSERT H.C. WAINWRIGHT LETTERHEAD]

PRIVATE AND CONFIDENTIAL

July 30, 2007

Mr. Bruce C. Galton
President and Chief Executive Officer
Senesco Technologies, Inc.
303 George Street
Suite 420
New Brunswick, NJ 08901

Dear Mr. Galton,

Reference is hereby made to a letter agreement by and between H.C. Wainwright & Co., Inc (“Wainwright”) and Senesco Technologies, Inc. (“Senesco”, collectively the “Parties”) dated April 28, 2006 (the “Agreement”).

Fees and Warrants due for the Cornell Capital Partners, L.P. Financing:

The Parties hereby agree to add the following paragraph to Section 3(a) of the Agreement:

“Notwithstanding the foregoing, the Company shall pay H. C. Wainwright a cash fee of three and one-half percent (3.5%) of the aggregate amount of capital actually invested in the Company pursuant to the $5 million Secured Convertible Debenture financing between the Company and Cornell Capital Partners, L.P (the “Cornell Financing”).  Such cash amounts shall be paid to H. C. Wainwright only after receipt by the Company.  The 3.5% cash fee shall satisfy all obligations of the Company under this Section 3(a) with respect to the Cornell Financing.”

The Parties hereby agree to add the following paragraph to Section 3(d) of the Agreement:

“Notwithstanding the foregoing, the Company shall issue to H.C. Wainwright warrants on each closing date of the Cornell Financing as follows: (i) 116,167 warrants with an exercise price equal to $[0.98] on the first closing of the Cornell Financing, which warrants shall not be exercisable for six months from the closing; (ii) 116,667 warrants with an exercise price equal to $[0.98] on the second closing of the Cornell Financing, which warrants shall not be exercisable for six months from the closing; and (iii) 155,556 warrants with an exercise price equal to $[0.90] on the third closing of the Cornell Financing.  The form of the warrants issued to H.C. Wainwright shall be the same form of warrants issued in the Cornell Financing.  The Company’s issuance of such warrants shall satisfy all obligations of the Company under this Section 3(d) with respect to the Cornell Financing.”

The foregoing is in full consideration of what is otherwise due under the Agreement.  If this letter correctly sets forth our understanding with respect to the proposed amendments to the Agreement, please so confirm by signing and returning one copy of this letter.

Very truly yours,

H.C. Wainwright & Co., Inc.

		By:	/s/ Anthony J. Sarkis
		Name:	Anthony J. Sarkis
		Title:	Director of Investment Banking

		By:	/s/ John R. Clarke
		Name:	John R. Clarke
		Title:	President

Agreed to and accepted this 23 day of July 2007

Senesco Technologies, Inc.

By:	/s/ Bruce C. Galton
Name:	Bruce C. Galton
Title:	President and Chief Executive Officer

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